As filed with the Securities and Exchange Commission on September 16, 1999
                         Registration No. 333-_________

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION

                                    FORM S-3

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                  IMATRON INC.
                 (Exact name of issuer specified in its charter)

                              New Jersey 94-2880078
          (State of incorporation) (I.R.S. Employer Identification No.)
                              --------------------

                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (650) 583-9964
               (Address, including zip code and telephone number,
        including area code, of registrant's principal executive offices)
                              --------------------

                                 S. Lewis Meyer
                      President and Chief Executive Officer
                                  Imatron Inc.
                           389 Oyster Point Boulevard
                      South San Francisco, California 94080
                                 (650) 583-9964
            (Name, address including zip code, and telephone number,
                   including area code, of agent for service)

                                   Copies to:

                              Roger S. Mertz, Esq.
                                Severson & Werson
                       One Embarcadero Center, 26th Floor
                         San Francisco, California 94111
                    ----------------------------------------

APPROXIMATE  DATE OF COMMENCEMENT  OF PROPOSED SALE TO THE PUBLIC:
From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: ( )

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box: (X)

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ( )

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: ( )


                         CALCULATION OF REGISTRATION FEE

================================================================================

Title of Each  Class of    Amount                  Proposed Maximum          Proposed Maximum         Amount of
Securities to Be           to Be                   Offering Price            Aggregate                Registration
Registered                 Registered              Per Share(1)              Offering Price(1)        Fee
----------                 -------------           ---------------           ------------------       -------------

Common Stock               12,439,858 Shares       $1.16                        $14,430,235              $4012


(1) Estimated solely for the purpose of computing the registration fee required by Section 6(b) of the Securities Act and computed pursuant to Rule 457(c) under the Securities Act based upon the average of the high and low prices of Imatron's common stock on September 15, 1999, as reported on the Nasdaq National Market System.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATE(S) AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

     The information in this prospectus is not complete and may be changed. We may not sell theses securities until the registration statement filed with the Securities and Exchange Commission becomes effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 SUBJECT TO COMPLETION, DATED SEPTEMBER 16, 1999

                                   PROSPECTUS

                                12,439,858 Shares

                                  IMATRON INC.

                           Common Stock, No Par Value

     This prospectus relates to the sale of 12,439,858 shares of Imatron Inc. common stock by certain selling shareholders listed on page 14 of this prospectus. 7,743,226 shares are currently issued and outstanding and 4,696,632 shares are issuable upon the exercise of outstanding warrants. All of the outstanding shares and the warrants were previously issued by Imatron to the selling shareholders in private transactions. The outstanding shares and the warrant shares are collectively referred to in this prospectus as the "Shares." The selling stockholders intend to sell the Shares from time to time in open market and/or private sales, or by any other appropriate method. The prices at which the selling stockholders may sell the Shares will be determined by the prevailing market price for the Shares or in negotiated transactions.

     We will receive proceeds upon the exercise of the warrants by the selling stockholders but will not receive any of the proceeds from the sale of the Shares. We have agreed to bear all of the expenses in connection with the registration (but not the sale) of the Shares.

     Our common stock is traded on the Nasdaq National Market under the symbol "IMAT." On September 15, 1999, the last sale price of our common stock was $1.125 per share. References in this prospectus to "Imatron," "we," "us" and "our" refer to Imatron Inc., a New Jersey corporation.

     These shares offered in this prospectus involve a high degree of risk. See "Risk Factors" beginning on page 4.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  The date of this prospectus is ________, 1999

                                TABLE OF CONTENTS

DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS...............................3

THE COMPANY...................................................................3

RISK FACTORS..................................................................4

USE OF PROCEEDS..............................................................13

OFFERING PRICE...............................................................13

SELLING STOCKHOLDERS.........................................................13

PLAN OF DISTRIBUTION.........................................................15

EXPERTS......................................................................16

LEGAL OPINION................................................................16

AVAILABLE INFORMATION........................................................16

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE............................16

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     Certain of the matters discussed in this prospectus or in the information incorporated by reference herein may contain forward-looking statements. The forward-looking statements in this prospectus reflect our current views with respect to future events and financial performance. These forward-looking statements are subject to certain risks and uncertainties, including specifically an absence of significant revenues, a history of losses, no assurance that technology can be completed or that it will not be delayed, significant competition, the uncertainty of proprietary rights, the uncertainty as to indemnification risks, possible adverse effects of future sales of shares on the market, trading risks of low-priced stocks, and those other risks and uncertainties discussed herein, that could cause actual results to differ materially from historical results or those anticipated. In this prospectus, the words "anticipates," "believes," "plans," "expects," "intends," "future" and similar expressions identify such forward-looking statements. Readers are cautioned to consider the specific risk factors described in "Risk Factors," and not to place undue reliance on the forward-looking statements contained herein, which apply only as of the date of this prospectus. We undertake no obligation to publicly revise these forward-looking statements to reflect events or circumstances that may arise after the date hereof. All subsequent written and oral forward-looking statements attributable to Imatron or persons acting on its behalf are expressly qualified in their entirety by this section.

                                   THE COMPANY

     Imatron Inc., a New Jersey corporation incorporated in 1983, is a technology-based company principally engaged in the business of designing, manufacturing and marketing a high performance computed tomography ("CT") scanner. This scanner uses Electron Beam Tomography ("EBT") technology based on a scanning electron beam. The scanner is in use at approximately 107 large and midsize hospitals and free-standing imaging clinics. In addition to providing service, parts and maintenance to hospitals and clinics that operate its scanners, Imatron also offers its service capability to other manufacturers of high tech medical equipment.

     The Imatron EBT scanner design differs significantly from conventional CT scanners in two important ways. First, the mechanically rotating x-ray tube technology of conventional CT scanners is replaced by a high power electron gun that generates a focused, high-intensity electron beam which is steered along stationary x-ray target rings to produce a rotating fan-shaped x-ray beam. This patented electron beam technology permits significantly faster scanning speeds. Our scanner can acquire CT images at a scan speed of 50 to 100 milliseconds per slice, in contrast to conventional CT scanners that require between 0.5 and 3 seconds per slice to acquire an image. Second, our EBT scanner permits rapid scanning of multiple contiguous images without moving the patient. These features allow the EBT scanner to perform stop-action or dynamic studies of the heart and various other organs, contributing to the scanner's usefulness for both diagnostic imaging and functional evaluation.

     In December 1998, we completed our version 12.4 software development. Software 12.4 brings the Ultrafast C-150XP and C-150LXP into full year 2000 compliance, using four digits for all dates. The new software version also has algorithmic improvements which affect image quality, allowing improved images of the head, chest, and abdomen, especially with the high resolution detector. Software 12.4 was thoroughly tested in late 1998, and was released for general use in January 1999 and will be provided at no charge to all hardware compatible systems.

     In March 1998, we developed and released for sale to our customers, the High Resolution Detector System for our Ultrafast CT scanners. This new system increased the spatial resolution of the single slice mode from 7 to 9.5 line pairs per centimeter and the multi-slice mode from 3 to 4.50 line pairs per centimeter. The increased spatial resolution improved the scanner's performance, especially in neurological, pulmonary, and abdominal applications. It also increased the total number of detector channels from 1,296 to 3,456, improved image data correction during reconstruction, and enhanced overall image quality.

     In November 1997, we received 510(K) market clearance from the Federal Food and Drug Administration ("FDA") for our new 3456 Channel Dual Slice Detector Array C-150 Ultrafast CT scanner.

     HeartScan Imaging, Inc. ("HeartScan"), incorporated in Delaware in 1993, is a diagnostic services subsidiary of Imatron. HeartScan offers coronary artery scanning and Coronary Artery Disease risk assessment services through its two centers located in Houston, Texas and Washington, D.C. In July 1996, HeartScan completed a private placement that raised $14,798,000 in net proceeds. On July 13, 1998, we adopted a formal plan to sell the HeartScan subsidiary in order for us to focus more comprehensively on our core business of selling, marketing, manufacturing and servicing our proprietary Ultrafast CT scanners. Currently, we have a 94.3% interest in HeartScan, which Imatron has reflected as discontinued operations for all periods presented in our statements of operations and as net assets of discontinued operations in the December 31, 1998 and 1997 balance sheets. Effective March 1, 1999 we sold the HeartScan - San Francisco center, and on June 11, 1999, we sold the Pittsburgh, Pennsylvania center. We have entered into a letter of intent to sell the two remaining centers in Houston, Texas, and Washington, D.C.

                                  RISK FACTORS

     The securities offered in this prospectus are speculative and involve a high degree of risk. You should carefully consider the risks described below before making a decision to buy our common stock. The risks described below are not the only ones we face. Additional risks not presently known to us or that we currently consider immaterial may also materially impair our business operations. If any of the following risks actually occur, our business, financial condition or results of operation could be materially adversely affected. In such case, the trading price of our common stock could decline, and you may lose all or a part of your investment.

We have a history of losses and we are uncertain as to our future profitability.

     Imatron was incorporated in February, 1983 and in April, 1983 became the successor to Imatron Associates, a limited partnership established in February, 1981. We operated as a development-stage company until the fourth quarter of
1984, at which time we recognized our initial sale of an EBT scanner. We incurred losses each quarter from inception through December 31, 1990. Our first recorded profitable year was the year ended December 31, 1991 during which a $4,000,000 payment for the licensing of technology to Siemens Corporation was received. We incurred net losses of $2,871,000 and $6,523,000 in the years ended December 31, 1993 and 1992, respectively. In 1994, Imatron, as a stand alone company, incurred its first year of net income from operations amounting to $3,221,000 which was partially offset by $911,000 of net losses of HeartScan. In 1998, 1997, and 1996, we incurred net losses of $14,781,000, $11,422,000, and
$13,737,000, respectively. The net losses are partially a result of the operating losses incurred by discontinued operations of HeartScan which amounted to $4,507,000, $6,428,000, and $4,573,000 in the years ended December 31, 1998,
1997, and 1996, respectively. The net losses incurred by the Company reflect non-cash minority interest expense of $874,000, $1,744,000 and $3,272,000 recorded in 1998, 1997 and 1996, respectively, as a result of the accounting treatment relative to its convertible Series A Preferred Stock having "beneficial conversion features." There is no assurance that we can return to profitable operations in the future.

     In the past, we have funded our losses primarily through the sale of securities in public offerings and a number of private placements, through the exercise of options and warrants, through the 1991 license for medical uses of our electron-beam technology to Siemens Corporation, and through revolving lines of credit. In 1995, we raised $9,882,000 (net of offering costs) in two offerings of common stock to certain institutional investors. In 1996, we received $16,672,000 through the sale of shares of common stock and the exercise of warrants and stock options for shares of common stock. Also in 1996, we raised $14,798,000 (net of offering costs) to use exclusively to develop HeartScan operations. As of December 31, 1998, we had a consolidated accumulated deficit of $97,497,000. Year to date, we have completed two private placements raising a total of $6,000,000.

     Our liquidity is affected by many factors, some based on the normal ongoing operations of the business and others related to the uncertainties of the industry and global economies. Although the cash requirements will fluctuate based on timing and extent of these factors, management believes that cash existing at December 31, 1998 together with the estimated proceeds from ongoing sales of products and services and divestiture of the HeartScan operations in 1999 will provide us with sufficient cash for operating activities and capital requirements through December 31, 1999.

We may need additional financing. Future financing could have a dilutive effect on our stockholders.

     To satisfy our capital and operating requirements, profitable operations or additional public or private financing or the incurrence of debt may be required. We cannot assure that additional funding will be available to finance our ongoing operations when needed or that adequate funds for our operations, whether from financial markets, collaborative or other arrangements with corporate partners or from other sources, will be available when needed, if at all, or on terms attractive to us. This could have a material adverse effect on our business, financial condition and results of operations.

     If we require future public or private financing, holders of Imatron securities may experience dilution. We cannot make assurances that equity or debt sources, if required, will be available or, if available, will be on terms favorable to Imatron or our stockholders. We do not believe that inflation has had a material effect on our revenues or results of operations.

If we lose any of our executive or key personnel our business could be materially adversely affected.

     We have been and will continue to be materially dependent upon the technical expertise of our engineering management personnel and the continued services of our senior management. The loss of a significant number of these key employees could have a material adverse effect on our business, results of operation and financial condition. We do not maintain "key person" life insurance for any of our personnel.

     On August 31, 1999 Gary H. Brooks, Vice President, Chief Financial Officer and Secretary resigned. Mr. Brooks resigned to serve full time as president of Positron Corporation, a manufacturer of advanced medical imaging devices utilizing positron emission tomography in which Imatron has a 17% fully-diluted interest. We do not believe loss of Mr. Brooks will have an adverse effect on our operations. We are conducting a search for Mr. Brooks' replacement.

The cost of our scanner is high, which can limit the market for our product.

     The list price of our Ultrafast CT scanner is higher than that of commercially available conventional CT scanners and higher than the price of "top-of-the-line" scanners. Such pricing may limit the market for our product. Potential customers' budgetary limitations, including those imposed by government regulation, may often compel the purchase of lower cost, conventional CT scanners.

There is limited clinical demonstration of the advantages of our scanner.

     Our scanners have been used in a clinical environment on humans since April 1983. Clinical use of the C-100 XL scanner model began in February 1989. The C-150 Ultrafast CT scanner was first used in 1992. One hundred and seven (107) C-150, C-100 and C-150L scanners are currently installed in a clinical setting. We believe that market acceptance of the Ultrafast CT scanner continues to depend in substantial part upon the clinical demonstration of certain asserted technological advantages and diagnostic capabilities. There is no assurance that these asserted technological advantages and diagnostic capabilities will result in the development of a significant market for the Ultrafast CT that will allow us to operate profitably.

Health care providers may not receive reimbursement for the cost of CT scans.

     FDA clearance to market does not guarantee or imply reimbursement by third-party payers such as Medicare, Medicaid, Blue Cross/Blue Shield or other private health insurers. Medicare and Medicaid reimburse for procedures that are generally accepted or that have been proven safe and effective. The Health Care Financing Administration ("HCFA"), which oversees Medicare and Medicaid payment policies, will not authorize payment for procedures which are considered to be experimental. HCFA has determined that diagnostic examinations of the head and other parts of the body performed by CT scanners are covered if the contractor who administers the local Medicare program finds that medical and scientific literature and opinion support the effective use of a scan for the particular condition. If health care providers to not received reimbursement for the costs of CT scans our sales could be adversely affected.

     The Federal government and certain states have enacted cost-containment measures such as the establishment of maximum fee standards in an attempt to limit the extent and cost of governmental reimbursement of allowable medical expenses under Medicare, Medicaid and similar governmental programs. A number of states have adopted or are considering the adoption of similar measures. These limitations have led to a reduction in, and may further limit funds available for, the purchase of diagnostic equipment such as our scanner and in the number of diagnostic imaging procedures performed in hospitals and other medical institutions such as imaging clinics.

     Some states have adopted requirements that hospitals and other health care facilities, such as imaging clinics, obtain a Certificate of Need for major capital expenditures, in the absence of which they will be denied reimbursement for services and funding relating to such capital expenditures. A number of states have enacted more stringent legislation such as requiring private physicians to obtain a Certificate of Need for any CT scanner, regardless of cost. We cannot assure that our potential customers will be able to secure Certificates of Need or will be willing to pursue the application procedure.

The manufacture and sale of scanners subjects us to product liability risks.

     As a manufacturer and marketer of medical diagnostic equipment, we are subject to potential product liability claims. HeartScan is also subject to potential liability claims as a supplier of radiological diagnostic services. The exposure of normal human tissue to x-rays, which is inherent in the use of CT scanners for diagnostic imaging, may result in potential injury to patients, thereby subjecting Imatron to possible liability claims. We presently maintain primary and excess product liability insurance with aggregate limits of $5.0 million per occurrence. We cannot assure that our product liability insurance coverage will continue to be available or, if available, that it can be obtained in sufficient amounts or at reasonable costs or that it will prove sufficient to pay any claims that may arise.

If we are unable to protect our patents and proprietary technology we will not be able to compete effectively.

     We rely heavily on proprietary technology and intellectual property which we attempt to protect through patents and trade secrets. In February 1981, we were granted the exclusive use, for five years, and non-exclusive use thereafter, of certain technology and a patent pending, owned by the University of California ("UC") under the terms of a license agreement between UC and Emersub, a wholly-owned subsidiary of a former principal shareholder of Imatron, and a sublicense agreement between Emersub and Imatron Associates (our predecessor), respectively.

     Under the continuing sublicense agreement, as amended, we make payments to Emersub equal to 2.125% of net sales of certain patented products. Imatron's Chairman of the Board, Dr. Douglas P. Boyd, receives 6% of all of the royalties paid by Emersub to UC. Loss by Imatron of its rights under the patent as a result of termination of its sublicense from Emersub, or the underlying license, could have a material adverse effect upon our business and future prospects.

     UC cancelled the license to Emersub on October 8, 1997. We have agreed to pay UC royalties in the amount of $174,515 for scanners sold from that date through December 31, 1998. UC has agreed to grant us a license for the remaining life of the patent on substantially the same terms as the Emersub license agreement. Royalty expense related to the sublicense agreement for 1998, 1997, and 1996 were $137,775, $165,330, and $91,470, respectively. Development of portions of the technology covered by the UC patent and sublicensed to Imatron has been funded in substantial part through research financing made available to UC by the National Institutes of Health. As a result of such financing, it is possible that the U.S. Government may assert certain claims in such UC patents, including the right to a royalty-free license for governmental use.

     In addition, we hold thirty-three U.S. Patents of our own (each with a remaining life in excess of one year) and have filed three U.S. patent applications covering various integral components of the scanner including, among others, our electron beam assembly and our x-ray detector, and have filed applications corresponding to several of these patents and applications in various European Patent Convention countries, Canada, and Japan. We cannot assure that any such applications will result in the issuance of a patent to Imatron. Our patents and patent applications have not been tested in litigation and we cannot assure that patent protection will be upheld or will be as extensive as we claim. Furthermore, we cannot assure that we are able to finance litigation against parties which may infringe upon our patents or parties which may claim that our scanner infringes upon their patents. However, the agreement we signed with Siemens Corporation in March 1991 allows Siemens Corporation to enter into litigation in favor of Imatron.

     On March 31, 1995, Imatron and Siemens entered into a Memorandum of Understanding transferring five patents to Siemens, in complete consideration of the cancellation by Siemens of $4.0 million notes payable from Imatron. As part of the agreement, Siemens granted to us a non-exclusive, irrevocable, perpetual license to the five patents. The license is subject to a royalty of $20,000 for each new C-150 unit (or other EBT unit produced by Imatron after April 1, 1995), commencing with the 21st C-150 (or other Imatron EBT) unit produced in any year and continuing thereafter for ten years after such first quarter in which such 21st unit is produced. To date, Imatron has not produced more than 20 scanners in any year and, therefore, no royalties have been due under this agreement.

     In the event some or all of our patent applications are denied and/or some or all of our patents held invalid, we would be prevented from precluding our competitors from using the protected technology set forth in such patent applications or patents. Because our products involve confidential proprietary technology and know-how, we do not believe such a loss of patent rights would have a material adverse effect.

     We also believe that many of our proprietary technologies are better protected as trade secrets or copyrights than by patents. Moreover, although protection of our existing proprietary technologies is important, other factors such as product development, customer support, and marketing ability are also important to the development of our business.

We have a limited source of supply which can delay our production schedule.

     We manufacture our scanner at our headquarters in South San Francisco, California. To date, the typical manufacturing cycle has required approximately six months from the authorization of manufacturing to the delivery of a scanner.

     Many of the components and sub-assemblies used in the scanner have been developed and designed by us to our custom specifications and are obtainable from limited or single sources of supply. In view of the customized nature of many of these components and sub-assemblies, there may be extended delays between their order and delivery. Delays in such delivery could adversely affect our present and future production schedules. We have made and continue to make inventory investments to acquire long lead time components and sub-assemblies to minimize the impact of such delays. In recent years, we have developed alternative sources for many of our scanner subcomponents and continue our programs to qualify vendors for the remaining critical parts.

     Also, certain vendors currently require cash-on-delivery or prepayment terms. We cannot assure that such actions will not adversely affect our production schedule and our ability to deliver products in a timely manner. As a result of certain vendors currently requiring cash-on-delivery or prepayment terms, we must maintain higher levels of cash and other sources of credit to fund material purchases than otherwise would be required.

If we fail to comply with federal and state laws regulating our industry, we could be subject to penalties, disqualifications, lawsuits or enforcement actions that could have a material adverse affect on our business.

     Amendments to the Federal Food, Drug, and Cosmetic Act enacted in 1976, and regulations issued or authorized thereunder, provide for regulation by the FDA of the marketing, manufacture, labeling, packaging, sale and distribution of "medical devices," including our scanner. Among these regulations are requirements that medical device manufacturers register their manufacturing facilities with the FDA, list devices manufactured by them, file various reports, and comply with specified Good Manufacturing Practice regulations. The FDA enforces additional regulations regarding the safety of equipment utilizing x-rays, including CT scanners. Various states also impose similar regulations.

     The laws impose certain requirements which must be met prior to the initial marketing of medical devices introduced into commerce after May 28, 1976. Other requirements imposed on medical device manufacturers include a pre-market notification process commonly known as the 510(k) application to market a new or modified medical device. Additionally, and specifically if required by the FDA, a pre-market approval may be required. This process is potentially expensive and time consuming and must be completed prior to marketing a new medical device. We have received appropriate clearances from the FDA to market both the C-100 and C-150 ULTRAFAST CT scanner. We believe that we are presently in substantial compliance with the Good Manufacturing Practice requirements and other regulatory issues promulgated by the FDA.

     The FDA also regulates the safety and efficacy of radiological devices. Although we believe that we are in compliance with all applicable radiological health regulations promulgated by the FDA, we cannot assure that the ULTRAFAST CT scanner will continue to comply with all such standards and regulations that may be promulgated. In any event, compliance with all such requirements can be costly and time consuming, with a resultant material adverse effect upon the development of our business and our future profitability.

     Our primary customers operate in the highly regulated healthcare industry. Both existing and future governmental regulations could adversely impact the market for our ULTRAFAST CT scanner and our business. Our operations are also subject to regulation by other federal, state and local governmental entities empowered to enforce pertinent statutes and regulations, such as those enforced by the Occupational Safety and Health Agency and the Environmental Protection Agency. In some cases, state or local regulations may be stricter than regulations imposed by the federal government. We were most recently inspected by the State of California Department of Occupational Safety and Health Administration in November 1993. Minor violations were issued by Cal/OSHA which were immediately corrected. The subsequent follow up inspection in December 1993 by the same regulatory body yielded satisfactory results without the issuance of further notice of violation. We believe that we are in substantial compliance with California regulations applicable to our business.

     In November 1996 and in January, 1997, the FDA conducted routine inspections of our manufacturing operations. Both inspections concluded without Notices of Observations. We frequently provide field modifications or updates of components and software to operational sites. We voluntarily advised the FDA during these inspections that certain field corrections were ongoing. The FDA concurred with our decision to field upgrade certain sites and assigned recall numbers Z-304/307-7 and Z-298/299-7. We are required to notify the FDA periodically of the status of these corrections and again upon completion. We believe that we are in substantial compliance with the regulations promulgated by the FDA.

     On May 4, 1999, we received a Warning Letter from the FDA. The letter alleges that a certain number of our corporate and marketing communications, including part of our Website, contain statements about the use of our scanner that go beyond intended use for which the scanner has been cleared and that, therefore, our scanner is misbranded with regard to such use under applicable law. While we disagree with the FDA's allegations, and are diligently pursuing the matter with the FDA, we, nevertheless, have modified our Website in response to the FDA's position. It is our intention to make future corporate or marketing statements which will be consistent with the FDA interpretation of the law. We do not believe this change in our communications practices will adversely impact our ability to market and sell our scanners.

     Our failure to comply with applicable regulatory requirements can result in enforcement actions by the FDA, including, but not limited to:

     o fines;

     o injunctions;

     o recall or seizure of products;

     o withdrawal of marketing approvals or clearances;

     o refusal of the FDA to grant clearances or approvals; and

     o civil or criminal penalties.

     HeartScan's activities are also subject to extensive regulation, generally by state and local government entities. Although we believe that HeartScan is in substantial compliance with all applicable radiological health standards and regulations, we cannot assure that its business will continue to comply with all the standards and regulations that may be promulgated. In any event, compliance with all of the requirements can be costly and time consuming, with a resultant material adverse effect upon the development of HeartScan's business and its future profitability. HeartScan's operations are also subject to regulation by other federal, state and local governmental entities empowered to enforce pertinent statutes and regulations, such as those enforced by the Federal Food and Drug Administration, the Environmental Protection Agency, and the Occupational Safety and Health Administration. Changes in governmental regulations or new regulations adopted in the future may materially adversely affect our business. In some cases, state or local regulations may be stricter than regulations imposed by the Federal government.

We face significant industry competition.

     In the non-cardiac imaging applications market (composed principally of hospital radiology departments), our principal competition is from current manufacturers of conventional CT scanners, including General Electric Company, Siemens Corporation, Elscint, Picker International, Inc., Philips Medical Systems, Toshiba Medical Corporation and others. Non-invasive diagnostic imaging techniques such as ultrasound, radioisotope imaging, digital subtraction angiography and magnetic resonance imaging are also partially competitive with our scanners, particularly in the cardiac imaging market. Each of the companies named above, as well as ATL, Accuson and ADAC Laboratories, markets equipment using one or more of these technologies. All of these companies have greater financial resources and larger staffs than those of Imatron, and their products are, in most cases, substantially less expensive than the ULTRAFAST CT scanner.

     We believe that to compete successfully with these competitors, we must continue to demonstrate that the ULTRAFAST CT scanner is both an acceptable substitute for conventional CT scanners in scanning areas of the body where motion is not a limitation and a valuable cardiac and pulmonary diagnostic tool capable of producing useful images of the heart and lungs. Although we believe that the ULTRAFAST CT scanner can produce images of a quality and resolution as good as or superior to images produced by state-of-the-art conventional CT scanners, it lacks certain features that many competing premium scanners offer. These include lack of a high-resolution mode. We cannot be certain that potential purchasers of our scanner will accept it without such features.

     Also, we believe that customers and potential customers expect a continuing development effort to improve the functionality and features of our scanners. We continually seek to develop product enhancements and improve product reliability. Our future success may depend on our ability to complete certain product enhancement and product reliability projects currently in progress, as well as on our continued ability to develop new products or product enhancements in response to new products that may be introduced by other companies. We cannot assure that we will be able to continue to improve product reliability or introduce new product models or product enhancements that are required to remain competitive.

     Other factors, in addition to those described above, that a potential purchaser would consider in the decision to replace a conventional CT scanner with an ULTRAFAST CT scanner include purchase price, patient throughput capacity, anticipated operating expenses, estimated useful life and post-sale customer service and support. However, we believe that our scanner is competitive with respect to each of these factors.

Our operations may be impacted by the Year 2000 issue.

     Many existing computer programs use only two digits to identify a year in the date field. These programs were designed and developed without considering the impact of the upcoming change in the century. If not corrected, many computer applications could fail or create erroneous results by or at the Year 2000. We are currently taking steps to ensure Year 2000 compliance for our products and internal systems. We believe that all of our current products and systems are currently Year 2000 ready. Although we can provide no assurance, we believe that all of our products and critical internal systems that are not Year 2000 compliant will be compliant prior to January 1, 2000.

     We cannot assure that Year 2000 compliance will be achieved by customers, suppliers and other third parties. We are communicating with these parties to determine how they are addressing the Year 2000 issue and to evaluate any likely impact on us. At the present time, it is not possible to determine whether any such events are likely to occur, or to quantify any potential negative impact they may have on our future results of operations and financial condition.

The price of our stock is volatile.

     The market prices for securities of advanced technology companies have historically been highly volatile, including the market price of shares of our common stock. Period-to-period variances in financial results can cause the market price of our common stock to fluctuate substantially. We believe the following factors, among others, could affect our quarterly results:

     o  technological innovations or new commercial products;

     o  results of clinical testing;

     o  changes in government regulations;

     o  regulatory actions;

     o  healthcare reform;

     o  proprietary rights;

     o  litigation; and

     o public concerns as to the safety of our or our collaborators' products.

     The stock market has experienced extreme price and volume fluctuations that have particularly affected the market price for many advanced technology companies, often being unrelated to the operating performance of these companies. These broad market fluctuations may adversely affect the market price of our common stock.

We do not intend to pay dividends.

     We have not paid any dividends on our preferred or common stock since inception, and we do not anticipate paying dividends in the foreseeable future. We expect to apply any future earnings toward the further development of our business. You should take this into account when deciding whether to buy our stock.

If our shareholders do not approve certain transactions with our president, our stock could be delisted from the Nasdaq National Market.

     Our shares of common stock are currently listed on the Nasdaq National Market ("Nasdaq"). Nasdaq's rules generally require stockholder approval of arrangements pursuant to which our officers receive our securities, unless the securities are granted as an inducement to acceptance of employment with us. Certain of the shares issued to and issuable to Terry Ross, our president, and included in this prospectus are required to be approved by our stockholders. A stockholders meeting will be held on October 29, 1999 for the purpose of seeking such stockholder approval. If we fail to comply with Nasdaq regulations, our common stock may be delisted from Nasdaq. In such event, trading, if any, in such securities would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or the Nasdaq's "Electronic Bulletin Board". Consequently, the liquidity of our securities could be impaired, not only in the number of securities which could bought or sold, but also through delays in the timing of transactions, reduction in security analysts' and the news media's coverage of Imatron, and lower prices our securities than might otherwise be obtained.

                                 USE OF PROCEEDS

     We will not receive any proceeds from the sale of common stock by the selling stockholders except for the exercise price of the warrants underlying certain of the shares offered under this prospectus. We intend to use any proceeds from the exercise of warrants for general corporate purposes.

                                 OFFERING PRICE

     This prospectus may be used from time to time by the selling stockholders who offer the common stock registered hereby for sale. The offering price of such common stock will be determined by the selling stockholder and may be based on market price prevailing at the time of sale, at prices relating to such prevailing market prices, or at negotiated prices. The market price of Imatron's common stock on the date of any proposed sale, as listed on the NASDAQ National Market System, symbol "IMAT," is the most significant but not the only, factor used to determine the offering price of the Shares.

                              SELLING STOCKHOLDERS

     The following table lists the selling stockholders and sets forth certain information regarding the beneficial ownership of common stock of each selling stockholder as well as the number of shares each selling stockholder or its nominee may sell pursuant to this prospectus. The shares are being registered to permit public secondary trading of shares, and the selling stockholders may offer the shares for resale from time to time. The information in the table is as of the date of this prospectus:


                                            Shares Beneficially    Shares Available for     Percent Owned After
           Name of Selling                        Owned(1)            Sale Under this        Completion of the
           Securityholder                                               Prospectus              Offering(2)
          ------------------                 ------------------     -------------------     ----------------------

     Codsall Corporation, Ltd.                  1,000,000              1,000,000                 *

     Fondation LUMAPA                           1,000,000              1,000,000                 *

     Jose Maria Salema Garcao                   4,285,455              2,000,000                 *

     Daniel M. Heffernan                          358,647                358,647                 *

     Barbara J. Heffernan                         358,647                358,647                 *

     Mark A. Jones                                239,098                239,098                 *

     Liaison Consulting Group, Inc.(3)             50,000                 50,000                 *

     Sitrick & Co.(4)                             169,843                114,726                 *

     Terry Ross(5)                              7,349,990              7,318,740                 *

      TOTAL                                                           12,439,858

-----------------------------
* Less than 1%

(1) Includes shares owned prior to this offering and the shares which are issuable upon the exercise of the warrants held by the selling stockholders. The number of shares being offered hereby is shown in the "Shares Available for Sale Under this Prospectus" column.

(2) Percentages are based upon the assumption that upon the completion of this offering the respective selling shareholder has sold the common stock listed as "Shares Available for Sale Under this Prospectus" and are computed on the basis of 94,933,749 shares of common stock issued and outstanding as of September 14, 1999.

(3) Liaison Consulting Group, Inc. has provided consulting services to Imatron during the past year.

(4) Sitrick and Company Inc. has provided public relations consulting services to Imatron and HeartScan at varying times during the past three years.

(5) Terry Ross, President of Imatron, was issued 200,000 warrants in connection with his employment agreement in January and 3,351,027 warrants and 3,767,713 shares of common stock in a private placement with Imatron in June 1999. Mr. Ross has agreed not to sell, transfer, assign or vote 3,767,713 shares of common stock and warrants to purchase 3,551,027 shares of common stock until the sale to him of such shares has been approved by Imatron shareholders.

                              PLAN OF DISTRIBUTION

     The selling stockholders may offer their shares at various times in one or more of the following transactions:

     o on the Nasdaq National Market System (or any other exchange on which the shares may be listed);

     o    in the over-the-counter market;

     o    in negotiated transactions other than on such exchanges;

     o    by pledge to secure debts and other obligations;

     o in connection with the writing on non-traded and exchange-traded call options, in hedge transactions, in covering previously established short positions and in settlement of other transactions in standardized or over-the-counter options; or

     o    in a combination of any of the above transactions.

     The selling stockholders may sell their shares at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices. The selling stockholders may use broker-dealers to sell their shares. The broker-dealers will either receive discounts or commissions from the selling stockholders, or they will receive commissions from purchasers of shares.

     Under certain circumstances the selling stockholders and any broker-dealers that participate in the distribution may be deemed to be "underwriters" within the meaning of the Securities Act. Any commissions received by such broker-dealers and any profits realized on the resale of shares may be considered underwriting discounts and commissions under the Securities Act. The selling stockholders may agree to indemnify such broker-dealers against certain liabilities, including liabilities under the Securities Act. In addition, we have agreed to indemnify the selling stockholders with respect to the shares offered hereby against certain liabilities, including certain liabilities under the Securities Act.

     Under the rules and regulations of the Exchange Act, any person engaged in the distribution or the resale of shares may not simultaneously engage in market making activities with respect to the Imatron's common stock for a period of two business days prior to the commencement of such distribution. The selling stockholders will also be subject to applicable provisions of the Exchange Act and regulations under the Exchange Act which may limit the timing of purchases and sales of shares of our common stock by the selling stockholders.

     The selling stockholders will pay all commissions, transfer taxes, and other expenses associated with the sale of securities by them. The shares offered hereby are being registered pursuant to contractual obligations of Imatron, and we have paid the expenses of the preparation of this prospectus. We have not made any underwriting arrangements with respect to the sale of shares offered hereby.

                                     EXPERTS

     The consolidated financial statements and schedule of Imatron Inc. and subsidiaries as of December 31, 1998 and 1997, and for each of the years in the two-year period ended December 31, 1998 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

     Ernst & Young LLP, independent auditors, have audited our consolidated statements of operations, shareholders' equity and cash flows for the year ended December 31, 1996, included in our Annual report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our consolidated financial statements for such period are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                  LEGAL OPINION

     The legality of the shares of common stock offered will be passed upon for us by Severson & Werson, A Professional Corporation, One Embarcadero Center, 26th Floor, San Francisco, California 94111.

                       WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly, and special reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). You may read and copy any reports, statements or other information we have filed with the Commission at the public reference room maintained by the Commission at 450 Fifth Street, NW, Washington, D.C. 20549, as well as at the following Regional Offices of the Commission: Northeast Regional Office, 7 World Trade Center, New York, New York 10048 and Midwest Regional Office, 500 West Madison Street, Chicago, Illinois 60661. You can obtain copies of such material by mail from the public reference section of the Commission, at 450 Fifth Street, N.W., Washington, D.C. 20549, upon payment of certain fees. You can call the Commission at 1-800-732-0330 for further information about the public reference room. We are also required to file electronic versions of these documents with the Commission, which may be accessed through the Commission's World Wide Web site at http://www.sec.gov. Our common stock is traded on the Nasdaq National Market System under the symbol "IMAT." Information concerning Imatron may also be obtained by contacting NASDAQ/NMS at 1735 K Street, NW, Washington, D.C. 20006.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The Commission allows us to "incorporate by reference" certain of our publicly-filed documents into this prospectus, which means that information included in these documents is considered part of this prospectus. Information that we file with the Commission subsequent to the date of this prospectus will automatically update and supercede this information. We incorporate by reference the documents listed below and any future filings made with the Commission under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, until the selling stockholders have sold all their shares, except the Board Compensation Committee Report on Executive Compensation and the Performance Graph included in the Proxy Statement pursuant to Item 402(k) and (l) of Regulation S-K.

     The following documents filed with the Commission are incorporated by reference in this prospectus:

     1. Quarterly Report on Form 10-Q for the quarter ended June 30, 1999, filed August 13, 1999.

     2. Annual Report on Form 10-K for the year ended December 31, 1998, filed March 31, 1999 and all amendments thereto.

     3. Proxy Statement dated May 17, 1999, filed in connection with our 1999 Annual Meeting of Stockholders.

     4.   Current report on Form 8-K, filed with the SEC on August 10, 1999.

     5. The description of Imatron's common stock contained in the Registration Statement on Form 8-A, filed on August 12, 1983 under the Exchange Act, including any amendment or report filed for the purpose of updating such description.

     You can request a copy of any or all of the documents incorporated by reference, other than exhibits to the documents, by writing or telephoning us at the following address: Imatron Inc., 389 Oyster Point Boulevard, South San Francisco, California, 94080, telephone number: (650) 583-9964, attention:
Acting Chief Financial Officer

No  dealer,  salesman  or any  other
person  has  been  authorized  to give
any information or to make any
representation  not contained
in this  Prospectus in connection
with the offer  made hereby. If given
or made, such information or representation
must not be relied upon                                     12,439,858 Shares
as having been authorized by Imatron Inc.
This Prospectus does not constitute an offer
to sell or a solicitation of an offer to buy                   IMATRON INC.
any securities other than those
specifically offered hereby or an offer to buy
to any person in any jurisdiction in which                  No Par Common Stock
such an offer or solicitation would be unlawful.
Neither the delivery of this Prospectus nor
any sale made hereunder shall under any                        PROSPECTUS
circumstances create any implication that the
information  contained herein is correct as of
any time subsequent to the date hereof.                     September 16, 1999

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  Other Expenses of Issuance and Distribution.

     The following table sets forth all expenses payable by Imatron in connection with the sale and distribution of the common stock being registered.1 Selling commissions and counsel for the selling stockholders are payable by the selling stockholders. All the amounts are estimates except for the registration fee.

SEC Registration fee                                                   $   4012
NASDAQ National Market listing fee                                       43,125
Printing and engraving expenses                                             500
Legal fees and expenses(2)                                                7,500
Accounting fees and expenses                                              7,500
                                                                       --------
Total                                                                  $ 62,637
                                                                       --------
----------
(1)  Blue Sky filings.
(2)  Including legal expenses associated with Blue Sky filings.


ITEM 15.  Indemnification of Directors and Officers.

     Article IX of the our Bylaws sets forth the extent to which our officers or directors may be indemnified against any liabilities which may incur. The general effect of such Bylaw provision is that any person made a party to an action, suit or proceeding by reason of the fact that he or she is or was a director, officer, employee or agent of Imatron, or of another corporation or other enterprise which he or she served as such at the request of Imatron, shall be indemnified by us against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by it in connection with such action, suit or proceeding, to the full extent permitted under the laws of the State of New Jersey.

     The general effect of the indemnification provisions contained in Section 14A:3-5 of the New Jersey General Corporation Law is as follows: A director or officer who, by reason of such directorship or officership, is involved in any action, suit or preceding (other than an action by or in the right of Imatron) may be indemnified by us against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interest of Imatron, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. A director or officer who, by reason of such directorship or officership, is involved in any action or suit by or in the right of Imatron may be indemnified by us against expenses (including attorneys' fees) actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of Imatron, except that no indemnification may be made in respect of any claim, issue or matter as to which he or she shall have been adjudged to be liable for negligence or misconduct in the performance of his or her duty to us unless and only to the extent that a court of appropriate jurisdiction shall approve such indemnification.

ITEM 16.  Exhibits.


Exhibit No.         Description
----------          -----------
3.1                 Certificate of Incorporation of Imatron, as amended, as of
                    March 31, 1983(3)

3.2 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 7, 1988.(4)

3.3 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on June 17, 1988.(5)

3.4 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on July 26, 1988.(6)

3.5 Certificate of Correction of Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on February 7, 1989.(7)

3.6 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on April 29, 1990.(8)

3.7 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on December 7, 1990.(9)

3.8 Certificate of Amendment of Certificate of Incorporation filed with the New Jersey Secretary of State on July 7, 1997.(10)

3.9                 Bylaws, as amended as of April 30, 1992.(11)

4.1 Form of Common Stock Purchase Agreement between Imatron, Inc. and Jose Maria Salema Garcao(12)

4.2 Common Stock Purchase Warrant, which expires July 29, 2004, issued to Jose Maria Salema Garcao.(13)

4.3 Common Stock Purchase Warrant (five year) which expires June 15, 2004, issued to Terry Ross.(14)

4.4 Common Stock Purchase Warrant (one year) which expires June 15, 2000, issued to Terry Ross.(15)

4.5 Stock Purchase Agreement, dated June 16, 1999, between Imatron Inc. and Terry Ross.

4.6 Lock-Up Agreement, dated September 14, 1999, between Imatron Inc. and Terry Ross.

5.1 Opinion of Severson & Werson, A Professional Corporation, as to the legality of securities being registered.

23.1 Consent of KPMG LLP, independent certified public accountants.

23.2                Consent of Ernst & Young LLP, Independent Auditors.

23.3                Consent of Counsel  (included in Exhibit 5.1).

24.1                Power of Attorney (contained in signature pages).

----------

(3) Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

(4) Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

(5) Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

(6) Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on February 3, 1989 (File No. 33-26833) and incorporated herein by reference.

(7) Filed as an Exhibit to the Company's Form 8 amending the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1988 filed with the Commission on May 2, 1989 and incorporated herein by reference.

(8) Filed as an Exhibit to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1989 and incorporated herein by reference.

(9) Filed as an Exhibit to the Company's Registration Statement on Form S-8 filed with the Commission on May 6, 1991 (File No. 33-40391) and incorporated herein by reference. 10 Filed as an Exhibit to the Company's Registration Statement on Form 8-K filed with the Commission on July 17, 1997 and incorporated herein by reference.

(11) Filed as an Exhibit to Post-Effective Amendment No. 1 to the Company's Registration Statement on Form S-3 filed with the Commission on May 5, 1992 (File No. 33-32218) and incorporated herein by reference.

(12) Filed as an Exhibit to the Company's Registration Statement on Form 8-K filed with the Commission on August 10, 1999 and incorporated herein by reference.

(13) Filed as an Exhibit to the Company's Registration Statement on Form 8-K filed with the Commission on August 10, 1999 and incorporated herein by reference.

(14) Filed as an Exhibit to the Company's Registration Statement on Form 8-K filed with the Commission on August 10, 1999 and incorporated herein by reference.

(15) Filed as an Exhibit to the Company's Registration Statement on Form 8-K filed with the Commission on August 10, 1999 and incorporated herein by reference.

ITEM 17.  Undertakings.

     A. Rule 415 Offering.

     The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

     Provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the registration statement is on Form S-3, or Form S-8, and the information required or to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or
Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

          (4) To deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

     B. Filings Incorporating Subsequent Exchange Act Documents By Reference.

     We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of Imatron's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C. Undertaking In Respect Of Indemnification.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of Imatron pursuant to the foregoing provisions, or otherwise, Imatron has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Imatron of expenses incurred or paid by a director, officer or controlling person of Imatron in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Imatron will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of South San Francisco, State of California, on September 16, 1999.

                                   IMATRON INC.


                                   By: /s/ S. Lewis Meyer
                                      ---------------------------
                                      S. Lewis Meyer,
                                      Chief Executive Officer

                                POWER OF ATTORNEY

     Each person whose signature  appears below constitutes and appoints Douglas
P.  Boyd  and  S.  Lewis  Meyer,   or  either  of  them,  his  true  and  lawful
attorney-in-fact, each with full power of substitution for him in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact or their or his substitutes or substitute, may do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


      Signature                Title                              Date
      ---------                -----                              ----

/s/ S. Lewis Meyer
____________________        Chief Executive Officer,        September 15, 1999
S. Lewis Meyer              Acting Chief Financial
                            Officer and Director (Principal
                            Executive Officer and Principal
                            Financial and Accounting Officer)

/s/ Douglas P. Boyd
____________________        Chairman of the Board           September 15, 1999
Douglas P. Boyd


/s/ Terry Ross
____________________        President and Director          September 15, 1999
Terry Ross


/s/ John L. Couch
____________________        Director                        September 15, 1999
John L. Couch


/s/ Aldo Test
____________________        Director                        September 15, 1999
Aldo Test


/s/ William J. McDaniel
____________________        Director                        September 15, 1999
William J. McDaniel

                                  IMATRON INC.

                          INDEX TO EXHIBITS FILED WITH
                         FORM S-3 REGISTRATION STATEMENT

                        12,439,858 Shares of Common Stock


Sequential
Exhibit No.                  Description                                                                      Page No.
-----------                  -----------                                                                      --------


        4.5          Stock Purchase Agreement, dated June 16, 1999, between Imatron Inc. and Terry              26
                     Ross.

        4.6          Lock-Up Agreement, dated September 14, 1999, between Imatron Inc. and Terry Ross.          34

        5.1          Opinion of Severson & Werson, A Professional Corporation, as to legality of                35
                     securities being registered.

       23.1          Consent of KPMG LLP, independent certified public accountants.                             37

       23.2          Consent of Ernst & Young LLP, independent certified public accountants.                    38

       23.3          Consent of counsel (included in Exhibit 5.1).

       24.1          Power of Attorney (contained in signature pages)
